Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-55787 and 33-64179

PRICING SUPPLEMENT NO. 27, dated April 3, 1998
(To Prospectus and Prospectus Supplement,
each dated February 2, 1998)
(CUSIP No. 17120Q E80)
                                  $3,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series R
                                Floating Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:     $200,000,000

Issue Price:          100%

Calculation Agent:    First Trust of New York, National Association

Original Issue Date:  April 8, 1998

Stated Maturity:      August 8, 2002

Initial Interest Rate: to be determined April 6, 1998

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:  [] Commercial Paper Rate [X] LIBOR  [ ] Treasury Rate  [ ] CD Rate
          [] Federal Funds Rate []Prime Rate [] Other(see attachment hereto) If LIBOR, Designated Page: [ ] Reuters Page [X] Telerate Page
          If LIBOR, index Currency:  U.S. Dollars

Interest Reset Period:   monthly
Interest Reset Dates:    the third Wednesday of each month, commencing
                         May 20, 1998
Interest Payment Period: monthly
Interest Payment Dates:  the third Wednesday of each month, commencing
                         May 20, 1998, and ending on the Stated Maturity
Index Maturity:          one month
Spread (+/-)             +.14
Spread Multiplier:       n/a
Maximum Interest Rate:   n/a
Minimum Interest Rate:   n/a

Redemption:    [X] The Notes cannot be redeemed prior to maturity.
               [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be      % of the principal amount of the
Notes to be redeemed and shall decline at each anniversary of the initial
Redemption Date by     % of the principal amount to be redeemed until the
Redemption Price is 100% of such principal amount.

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Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:  .30%
Agent's Capacity:   [X] Agent   [ ] Principal

Net proceeds to Company (if sale to Agent as principal):

Agent:    [ ] Merrill Lynch & Co.  [ ] Salomon Smith Barney
          [ ] J.P. Morgan & Co.    [X] Other: Credit Suisse First Boston
                                              Corporation

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